FOR IMMEDIATE RELEASE

INHIBITEX REPORTS INITIATION OF
MULTIPLE ASCENDING DOSE TRIAL OF FV-100 FOR SHINGLES

Favorable Safety and Pharmacokinetic Data from
Single Ascending Dose Trial Support Compound’s Clinical Advancement

ATLANTA, GA – August 6, 2008 — Inhibitex, Inc. (NASDAQ: INHX), a biopharmaceutical company focused on the development of products to treat serious infectious diseases, announced today that it has completed a Phase I single ascending dose (SAD) clinical trial and initiated a multiple ascending dose (MAD) trial of FV-100, a highly potent and fast-acting compound being developed to treat shingles (herpes zoster).

The double-blind, placebo-controlled SAD trial evaluated the safety and pharmacokinetics of four doses of FV-100 in five cohorts of healthy volunteers (100, 200, 400, and 800 mg, as well as a 400 mg food effect group). Each cohort consisted of six subjects that received FV-100 and two that received placebo. The Company reported that there were no serious adverse events observed and the compound appeared to be generally well tolerated in the trial. In addition, pharmacokinetic data demonstrated that all doses evaluated in the trial maintained drug plasma levels of the active form of FV-100 that exceeded its EC50 for at least 24 hours. The EC50 represents the concentration of a drug that is required for 50% inhibition of viral replication in vitro. The Company plans to present the full data from the SAD trial at the Interscience Conference on Antimicrobial Agents and Chemotherapy (“ICAAC”) this fall.

“We are very encouraged by the emerging safety and pharmacokinetic profile of FV-100 in man,” stated Russell H. Plumb, president and chief executive officer of Inhibitex. “Subject to the results of the multiple ascending dose trial, we plan to advance FV-100 into a well powered, proof of concept Phase II clinical trial around the end of 2008 to evaluate both once- and twice-daily doses in shingles patients.”

The recently initiated MAD trial in healthy subjects is designed to evaluate the safety and pharmacokinetics of five oral doses of FV-100 (100, 200, 400 and 800 mg administered once daily and 200 mg administered twice daily, each for seven days). Similar to the SAD trial, each dose cohort will consist of six subjects that will receive FV-100 and two that will receive placebo. The Company anticipates completing the MAD trial in the fourth quarter of 2008.

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About Shingles

Shingles, also know as herpes zoster, is an infection caused by the reactivation of varicella zoster virus (VZV), the same virus that causes chicken pox. Worldwide, there are an estimated 2.5 million cases of shingles each year. Shingles is generally characterized by skin lesions, rash, acute pain, and in many cases post herpetic neuralgia (PHN), a painful and sometimes debilitating condition resulting from nerve damage caused by VZV that can last for several months or more. While shingles can develop in adults of any age, it occurs most frequently among those who are 40 and older.

About FV-100

Published in vitro studies have demonstrated that FV-100, a bicylcic nucleoside analogue, is more potent against and can inhibit the replication of VZV substantially faster than other antiviral therapeutics currently approved for the treatment of shingles. Inhibitex believes these characteristics provide the potential for FV-100 to reduce the incidence and severity of shingles-related symptoms, including acute pain and PHN.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases. In addition to FV-100, the Company’s development pipeline includes a series of HCV nucleoside polymerase inhibitors and HIV integrase inhibitors. Inhibitex has also licensed its proprietary MSCRAMM® protein technology to Wyeth for the development of staphylococcal vaccines and to 3M for the development of diagnostics.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, including those related to the potential for FV-100 to be dosed once-a-day and to further reduce the incidence and severity of shingles-related symptoms, including the incidence and severity of acute pain and PHN; the Company’s plan to complete the Phase I MAD trial in the fourth quarter; the Company’s plan to initiate a Phase II clinical trial of FV-100 in shingles patients around the end of 2008; and the Company’s plans to present the full data from the Phase I SAD trial at ICAAC in the fall are forward-looking statements. These plans, intentions, expectations, or time estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks that the results of future preclinical and clinical studies may not confirm prior findings or support the further development of FV-100; the Company not being able to enroll patients in its clinical trials in a timely manner;

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the Company not obtaining regulatory approval to advance the development of FV-100; either the Company, the U.S. Food and Drug Administration (FDA) or an investigational review board (IRB) suspending or terminating the clinical development of FV-100 for safety or other reasons; FV-100 not proving to be efficacious in reducing shingles-related symptoms in patients in future clinical trials and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, or SEC, on March 14, 2008, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 as filed with the SEC on May 9, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contact:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

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